Exhibit 99.1

CELGENE AND PHARMION ANNOUNCE SHAREHOLDER VOTE
IN FAVOR OF ACQUISITION OF PHARMION

Acquisition moves Celgene closer to becoming a leading
global hematology/oncology company

Combined company will bring together three innovative disease-altering therapies and a deep pipeline in cancer and inflammation

SUMMIT, NJ and BOULDER, CO- (March 6, 2008) – Celgene Corporation (NASDAQ: CELG) and Pharmion Corporation (NASDAQ: PHRM) today announced that Pharmion’s shareholders approved the acquisition of Pharmion by Celgene. The companies anticipate the closing of the acquisition will occur on Friday, March 7, 2008.

The transaction will bring together three medically meaningful therapies, Revlimid®, Thalomid® and Vidaza®, treating patients worldwide. These products are expected to generate multiple global revenue streams for accelerated financial growth over the next five years and beyond. Additionally, the combined company’s pipeline will be positioned to advance promising clinical research in hematology, as well as solid tumor cancers and inflammation.

“We are extremely excited about the benefits to patients that will come as a result of this transaction,” said Sol J. Barer, PhD, Chairman and Chief Executive Officer of Celgene Corporation. “Bringing together the best practices and minds of our companies will enable us to enhance our substantial research and development capabilities as we continuously strive to discover and develop the next improvements in patient care. We appreciate this vote of support by Pharmion’s shareholders.”

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

About Pharmion
Pharmion Corporation is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at http://www.pharmion.com.

This press release contains certain forward-looking statements which are based on current expectations and involve a number of known and unknown risks, delays, uncertainties and other factors not under Celgene’s or Pharmion’s control, which may cause actual results, performance or achievements of Celgene or Pharmion to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in Celgene’s or Pharmion’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports. Forward-looking statements speak only as of the date on which they are made, and neither Celgene nor Pharmion undertake any obligation to update publicly or revise any forward-looking statements.

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